u:\legal]common\8k\ae\12-20-99 Form 8K Press Release.doc
                                                     Exhibit 99.1

Contacts for Allegheny Power:      Contacts for Energy
                                   Corporation
                                   of America:

Media:                             Media:
Allen Staggers                     John Mork
(304) 367-3110                     (303) 694-2667

Investors:                         Investors:
Greg Fries                         Martin Wade
(301) 665-2713                     (212) 778-2805


                      FOR IMMEDIATE RELEASE

       ALLEGHENY ENERGY TO ACQUIRE MOUNTAINEER GAS COMPANY
                        FOR $323 MILLION

Hagerstown, Md., December 20, 1999 - Allegheny Energy, Inc. (NYSE: AYE) and Energy Corporation of America (ECA) today announced that they have signed a definitive agreement under which Allegheny Energy's delivery business, Allegheny Power, will acquire Mountaineer Gas Company (MGC), a wholly owned subsidiary of ECA, for $323 million (which includes the assumption of approximately $100 million in debt). The combination is expected to be accounted for as a purchase and is anticipated to be accretive to Allegheny Energy's earnings in the first full year of the combination, excluding transaction costs and other costs related to the transition.

The acquisition of Mountaineer Gas Company--West Virginia's largest natural gas provider-- will provide Allegheny Energy with
11.7 billion cubic feet of gas storage and 200,000 new natural gas customers in a region where Allegheny Energy already provides energy services. This acquisition will grow Allegheny Energy's service territory to more than 30,000 square miles and its customer base to 1.6 million customers. Allegheny Energy expects to manage the Mountaineer Gas operations out of Charleston, West Virginia.

Alan J. Noia, Chairman, President, and Chief Executive Officer of Allegheny Energy, said, "We are very excited about today's announcement. One component of Allegheny Energy's growth strategy is the expansion of our energy delivery business. While we will continue to grow our generation and supply assets, we believe that adding delivery operations increases our customer base and provides stable cash flow while at the same time diversifying our asset portfolio. As always, we remain focused on growing our earnings and providing consistent, attractive returns to our shareholders."




                              -more-

Mr. Noia continued, "Allegheny Energy is recognized for its low-cost, reliable service, and customer satisfaction. Mountaineer Gas has a similar reputation as one of the lowest-cost natural gas distribution companies in the state. This powerful combination will deliver increased services to our expanding customer base while maintaining our reputation for superior customer service. Allegheny Energy has been an active member of the West Virginia business community for more than 100 years, and we welcome Mountaineer Gas employees into our growing family."

John Mork, Chief Executive Officer of ECA, said, "We are delighted by Allegheny Energy's purchase of Mountaineer Gas. Allegheny Energy has strong ties to West Virginia and we are confident that it will use its expertise and resources to provide the kind of quality service customers have come to expect from Mountaineer Gas."

As a result of this acquisition, Allegheny Energy expects to realize cost savings primarily from the integration of administrative functions. Mountaineer Gas Company's service territory is contiguous to Allegheny Energy's service territory and adjoins the service territory of its most recent acquisition, West Virginia Power.

The completion of the transaction is conditioned upon, among other things, the approvals of the Public Service Commission of West Virginia and the Securities and Exchange Commission. The companies anticipate that regulatory procedures can be completed in approximately six months.

Goldman, Sachs & Co. acted as financial advisor and Sullivan &
Cromwell acted as legal counsel for Allegheny Energy, Inc.
Prudential Securities acted as financial advisor and Goodwin &
Goodwin acted as legal counsel for ECA.

Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. The Allegheny Energy family includes Allegheny Power, which delivers electric energy to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which operates and markets competitive retail and wholesale electric generation and operates regulated electric generation for its affiliates; and Allegheny Ventures, which actively invests in and develops energy-related and telecommunications projects. For more information, visit our web site at www.alleghenyenergy.com.




Certain statements above constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, and prices. Such factors include, among others, the following: general and economic and business conditions; industry capacity; changes in technology; changes in political, social, and economic conditions; regulatory matters; integration of the operations of Allegheny Energy; regulatory conditions applicable to the transaction; the loss of any significant customers; and changes in business strategy or business plans.


                              # # #